Exhibit 99.1

LKQ Corporation Changes Ticker Symbol to LKQ

Chicago, IL (May 15, 2012)-LKQ Corporation (Nasdaq: LKQX) today announced that its ticker symbol will change from ‘LKQX’ to ‘LKQ’ on May 22, 2012.

“After nearly a decade as a publicly traded company we have elected to change our ticker symbol to LKQ. This ticker change aligns our stock symbol with the strong brand name we have developed in the automotive marketplace as the leading distributor of alternative repair products to professional repair shops,” stated Robert L. Wagman, President and CEO of LKQ Corporation.

In addition to the LKQ brand, the company will continue to market products under the Keystone Automotive brand, the leading distributor of aftermarket products to the collision industry in North America, and Euro Car Parts, the largest automotive aftermarket distributor to independent repair shops in the United Kingdom.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket, recycled, and refurbished collision replacement parts, and a leading provider of mechanical replacement parts including remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America. LKQ operates more than 450 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Joseph P. Boutross

LKQ Corporation

Director, Investor Relations

(312) 621-2793

jpboutross@lkqcorp.com